Exhibit 99.1

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces 2014 Fourth Quarter and Year-End Results

HOUSTON, March 30, 2015 — Harvest Natural Resources, Inc. (“Harvest” or the “Company”) (NYSE: HNR) today announced 2014 fourth quarter and year-end earnings.

Harvest posted a fourth quarter 2014 net loss of $179.7 million, or $4.23 per diluted share, compared with a net loss of $122.7 million, or $3.02 per diluted share, for the 2013 fourth quarter. For the year ended December 31, 2014, Harvest’s net loss was $193.5 million, or $4.60 per diluted share, compared with a net loss of $89.1 million, or $2.25 per diluted share, for 2013.

The fourth quarter 2014 results include exploration charges of $1.7 million, or $0.04 pre-tax per diluted share, and non-recurring items of (i) loss on the impairment of the Gabon Dussafu Block of $50.3 million, or $1.18 pre-tax per diluted share, (ii) loss on the impairment of equity investment in Petrodelta, S.A. (Petrodelta) of $181.4 million, net to Harvest’s 51 percent interest in Harvest-Vinccler Dutch Holding B.V. (Harvest Holding), or $4.27 pre-tax per diluted share, (iii) loss on allowance for doubtful accounts of long-term receivable and dividend – investment affiliate of $7.0 million, net to Harvest’s 51 percent interest in Harvest Holding, or $0.17 pre-tax per diluted share, (iv) a gain on warrant derivative of $2.0 million, or $0.05 pre-tax per diluted share and (v) an income tax benefit of $59.6 million, or $1.40 per diluted share. Adjusted for exploration charges and these non-recurring items, Harvest’s fourth quarter net loss, unadjusted for any income tax effects, would have been $0.9 million, or $ 0.02 per diluted share.

The year-end 2014 results include exploration charges of $6.3 million, or $0.15 pre-tax per diluted share, and non-recurring items of (i) loss on the impairment of the Gabon Dussafu Block of $50.3 million, or $1.20 pre-tax per diluted share, (ii) loss on the impairment of the Budong Block of $7.7 million, or $0.18 pre-tax per diluted share, (iii) loss on the impairment of the equity investment in Petrodelta of $181.4 million, net to Harvest’s 51 percent interest in Harvest Holding, or $4.32 pre-tax per diluted share, (iv) loss on the allowance for doubtful accounts of long-term receivable and dividend – investment affiliate of $7.0 million, net to Harvest’s 51 percent interest in Harvest Holding, or $0.17 pre-tax per diluted share, (v) a gain on warrant derivative of $2.0 million, or $0.05 pre-tax per diluted share, (vi) a loss on early extinguishment of long-term debt of $4.7 million, or $0.11 pre-tax per diluted share and (vii) an income tax benefit of $58.3 million, or $1.39 per diluted share. Adjusted for exploration charges and these non-recurring items, Harvest’s net income, unadjusted for any tax effects, for 2014 would have been $3.6 million, or $0.09 per diluted share.

The Company is currently experiencing severe liquidity constraints brought about by the failure of the Venezuelan government to approve Harvest’s sale of its Venezuelan asset, the failure to pay dividends and other contractual breaches related to Petrodelta. The Company is attempting to raise funds in both the debt and equity markets to fulfill its immediate operating requirements. Harvest is also consulting with professionals in the area of restructuring and reorganization in the event the Company is not able to obtain sufficient funding to pay its expenses.

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5702

James Edmiston, President and Chief Executive Officer of Harvest stated, “2014 started out as a promising year for Harvest shareholders with the announcement of the sale of our Venezuelan assets, elimination of debt, and acquisition of the new 3-D seismic in Gabon, but ended in disappointment, as once again, the Venezuelan government withheld its approval for the sale of our Venezuelan assets to Petroandina. While the 3-D seismic in Gabon has confirmed our best expectations for the prospectivity in the outboard portion of the block, the collapse in oil prices have rendered the earlier envisaged development of our discovered resources on the block economically marginal while complicating our ability to market the asset on the strength of the larger outboard prospectivity, especially in the timeframe afforded given the failure of the Venezuela sale.”

Edmiston continued, “These factors have presented the Company with serious challenges, especially in terms of near-term liquidity. We remain focused on protecting and realizing value from Harvest’s investment in Venezuela and Gabon, but must first focus on securing the funding necessary to meet our ongoing operating expenses, which have been substantially reduced over the past 18 months. Further, we have begun discussions with PDVSA toward reaching an agreement for an amicable exit from Petrodelta, however, those discussions are in the early stages and no assurance can be given at this time as to whether those efforts will bear fruit. If those discussions do not lead to a fair and equitable solution for Harvest’s shareholders, we expect to move forward on the ICSID arbitration path as previously announced, to the extent that it is legally permissible and that it continues to be in the best interests of our shareholders.”

As reported under International Financial Reporting Standards (IFRS), Petrodelta, Harvest’s Venezuelan affiliate, reported fourth quarter operating income before taxes and non-operating items of $7.9 million, compared with $71.7 million for the same period in 2013. Petrodelta reported a fourth quarter net loss of $19.4 million, compared with a net loss of $93.3 million for the same period during 2013.

Petrodelta reported operating income, before taxes and non-operating items for the year of $208.1 million, compared to $414.1 million for 2013 as reported under IFRS. Net income under IFRS for 2014 was $144.7 million, compared to net income of $255.8 million for 2013.

VENEZUELA

During the three months ended December 31, 2014, Petrodelta sold approximately 3.74 million barrels of oil (MMBO) for a daily average of 40,665 barrels of oil per day (BOPD), a decrease of three percent over the same period in 2013 and three percent lower than the previous quarter. Petrodelta sold 1.0 billion cubic feet (BCF) of natural gas for a daily average of 10.9 million cubic feet per day (MMCFD), increasing 62 percent over the same period in 2013, and increasing 36 percent over the previous quarter. Petrodelta’s current production rate is approximately 42,853 BOPD.

During the fourth quarter of 2014, Petrodelta drilled and completed three development wells, two in the El Salto field and one in the Isleño field. Currently, Petrodelta is operating six drilling rigs and one workover rig and is continuing with infrastructure enhancement projects in the El Salto and Temblador fields.

The average sales price for crude oil produced during the quarter was approximately $61.96 per barrel (adjusted for the approved El Salto contract recorded during the fourth quarter not associated with fourth quarter revenue), compared to $87.02 per barrel during the fourth quarter of 2013.

The average sales price for crude oil produced during the year was approximately $82.45 per barrel (adjusted for the approved El Salto contract recorded during the fourth quarter not associated with 2014 revenue), compared to $91.22 per barrel during the year for 2013.

During the twelve months ended December 31, 2014, Petrodelta drilled and completed 13 successful development wells compared with 13 development wells in 2013. Petrodelta produced approximately 15.56 MMBO in 2014, compared to 14.54 MMBO during 2013, an increase of seven percent year over year. In addition, Petrodelta sold 2.98 BCF of natural gas versus 2.59 BCF of natural gas, an increase of 15 percent over the same period in 2013. Petrodelta produced an average of 42,633 BOPD during the twelve months ended December 31, 2014. Capital expenditures for development drilling and infrastructure were $430.6 million in 2014, compared to $269.2 million in 2013.

The reserve report for the period ending December 31, 2014 has been completed. The reserves to Harvest are based on a 20.4 percent interest in Petrodelta. All comparisons between 2013 and 2014 have been made after accounting for the reduction in our net interest in Petrodelta from 32.0 percent to 20.4 percent. Total proved plus probable reserves on December 31, 2014, net to Harvest’s 20.4 percent share of Petrodelta, were 55.7 million barrels of oil equivalent (MMBOE), a decrease of 10 percent from 2013. Harvest’s net interest of Petrodelta’s total proved reserves at year end 2014 was 16.7 MMBOE, which was a decline of 19 percent from 2013, reflecting 2.2 MMBOE of production in 2014 and the reclassification of 6.0 MMBOE from proved to probable in compliance with the SEC’s “5 year rule from the date of original booking”. Without the reclassification of the 6.0 MMBOE to probable, the proved reserves in Venezuela would have increased 10 percent to 22.7 MMBOE. All of the reclassified reserves are scheduled to be drilled by 2019. Net probable reserves in Venezuela of 39.0 MMBOE are six percent lower than 2013. A summary of the report is provided in Harvest’s 2014 Annual Report on Form 10-K.

On December 16, 2013, we entered into a Share Purchase Agreement (SPA) to sell all of our interests in Venezuela to Petroandina Resources Corporation N.V. (Petroandina) in two closings for an aggregate cash purchase price of $400.0 million. At that time, Harvest still had an 80 percent interest in Harvest Holding. Under the SPA, the Company sold a 29 percent interest in Harvest Holding to Petroandina for $125.0 million on December 16, 2013, and agreed to sell the remaining 51 percent interest in Harvest Holding to Petroandina for $275.0 million. The second closing was subject to, among other things, authorization by the holders of a majority of our outstanding common stock and approval of the Ministerio del Poder Popular de Petroleo y

Mineria representing the Government of Venezuela. Harvest’s shareholders approved the sale on May 7, 2014. By January 1, 2015, Harvest concluded that the parties would not be able to obtain the approval by the Government of Venezuela and the SPA was terminated in accordance with its terms. When the SPA was terminated, a shareholders’ agreement (the Shareholders’ Agreement) between the Company and Petroandina regarding their ownership shares in Harvest Holding became effective.

As a result of the termination of the SPA and the Company’s review of the value of our investment in Petrodelta, Harvest recorded in the fourth quarter of 2014, a one-time pre-tax impairment charge of $181.4 million, net to Harvest’s 51 percent interest in Harvest Holding, in Impairment Expense – Investment Affiliate on our Consolidated Condensed Statements of Operations and Comprehensive Loss. In future periods, the financial results will not include any operating results of Petrodelta unless we determine that we have obtained a significant degree of influence. Instead, Harvest will follow “ASC 320 – Investments – Debt and Investments Securities” for the proper accounting regarding this investment and carry the investment at cost.

During the year ended December 31, 2014, we recorded an allowance of $7 million, net to Harvest’s 51 percent interest in Harvest Holding, for the dividends and advances due Harvest from Petrodelta.

Harvest-Vinccler S.C.A. (Harvest Vinccler) has advanced certain costs on behalf of Petrodelta. These costs include consultants in engineering, drilling, operations, seismic interpretation, and employee salaries and related benefits for Harvest Vinccler employees seconded into Petrodelta. Currently, we have three employees seconded into Petrodelta. Costs advanced are invoiced on a monthly basis to Petrodelta. Harvest Vinccler is considered a contractor to Petrodelta, and as such, Harvest Vinccler is also experiencing the slow payment of invoices.

Through December 31, 2014, the Company included the results of Petrodelta in our consolidated financial statements using the equity method of accounting. Harvest ceased recording earnings from Petrodelta in the second quarter of 2014 due to the expected sales price from the closing of the second tranche of the SPA approximating the recorded value of our investment in Petrodelta.

Based upon numerous actions and inactions of the controlling partner in Petrodelta, CVP, owned and controlled by the government of Venezuela, Harvest has determined that the Company can no longer have a significant degree of influence within the partnership. As a result of these conditions, and in accordance with Accounting Standards Codification “ASC 823 – Investments – Equity Method”, Harvest began reporting the results of our Venezuelan operations using the cost method of accounting. This change is effective December 31, 2014.

On January 16, 2015, Harvest announced that its affiliates, HNR Finance B.V. (HNR Finance) and Harvest Vinccler, submitted a Request for Arbitration against the Government of the Bolivarian Republic of Venezuela before the International Centre for Settlement of Investment Disputes (ICSID) regarding Harvest Holding’s interest in Venezuela and violations by the Government of Venezuela of the Netherlands - Venezuela Bilateral Investment Treaty. ICSID is an international arbitration institution sponsored by the World Bank in Washington D.C. The Harvest Holding equity owners unaffiliated with the Company, Petroandina Resources Corporation N.V. and Oil & Gas Technology Consultants (Netherlands) Cooperatie U.A., were not parties to the Request for Arbitration.

On January 29, 2015, Harvest announced that HNR Finance and Harvest Vinccler withdrew without prejudice the Request for Arbitration against the Government of the Bolivarian Republic of Venezuela before ICSID regarding Harvest Holding’s interest in Venezuela and violations by the Government of Venezuela of the Netherlands - Venezuela Bilateral Investment Treaty. Harvest’s withdrawal of the Request for Arbitration was pursuant to an order issued by the Court of Chancery of the State of Delaware at the request of Petroandina Resources Corporation N.V. Please refer to the Company’s 2014 Annual Report on Form 10-K for more detail on these proceedings.

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project – Gabon (Dussafu PSC)

Harvest operates the Dussafu PSC, holding a 66.667 percent interest.

During 2014 operational activities included additional evaluation of development alternatives, preparation and a formal remittance of a field development plan along with continued processing of 3D seismic acquired in 2013. On March 26, 2014, the joint venture partners approved a resolution that the discovered fields are commercial to exploit. On June 4, 2014, a Declaration of Commerciality (DOC) was signed with Gabon pertaining to the four discoveries on the Dussafu Project offshore Gabon. Furthermore, on July 17, 2014, the Direction Generale Des Hydrocarbures (DGH) awarded an Exclusive Exploitation Authorization (EEA) for the development and exploitation of certain oil discoveries on the Dussafu Project and on October 10, 2014, the field development plan was approved. The Company is required to begin initial production within four years of the EEA approval.

Central/inboard 3D seismic data acquired in 2011 has been processed and interpreted to review prospectivity. The Company processed data from the 1,260 square kilometers of 3D seismic survey performed during the fourth quarter of 2013. This survey provides 3D coverage over the outboard portion of the block where significant pre-salt prospectivity has been recognized on 2D seismic data. The new 3D seismic data also covers the Ruche, Tortue and Moubenga discoveries and is expected to enhance the placement of future development wells in the Ruche and Tortue development program as well as provide improved assessment of the numerous undrilled structures already identified on older 2D seismic surveys.

In the fourth quarter of 2014, the Company recorded an impairment loss of $50.3 million to its investment in the Dussafu Project, offshore Gabon to the estimated fair value. The impairment is a result of an internal evaluation of our asset prompted by the recent decline in current and forecasted oil prices. The valuation approach taken by the Company was a qualitative analysis.

The Company is considering its option to develop, sell or farm down the Dussafu Project in order to obtain the maximum value from the asset, while maintaining the required liquidity to continue our current operations.

Budong-Budong, Onshore Indonesia

In June 2014, Harvest and Harvest’s partner adopted a resolution to terminate the Budong PSC; therefore no further drilling will occur. Harvest advised the Indonesian government of this decision on June 4, 2014, and is now in the process of finalizing the relinquishment of the interest. As a result of these decisions, Harvest accrued a $3.2 million liability as of June 30, 2014 related to the December 5, 2012 farm-out agreement, thereby creating a total impairment expense of $7.6 million in the year ended December 31, 2014. Harvest paid this $3.2 million liability in October 2014.

China

On July 2, 2014, we completed the sale of our rights under a petroleum contract with China National Offshore Oil Corporation for the WAB-21 area for net proceeds of $2.9 million and recorded that amount as a gain of sale of oil and gas properties.

Colombia

On February 21, 2014, Tecnica Vial and Flamingo, our former partners in Colombia on Blocks VSM14 and VSM15, respectively, filed for arbitration of claims related to the farm-out agreements for each block. The Company had received notices of default from our partners for failing to comply with certain terms of the farm-out agreements, followed by notices of termination on November 27, 2013. On December 14, 2014, Harvest settled all arbitration claims for a payment of $2.0 million and the arbitration was dismissed.

Corporate

On July 10, 2014, Harvest filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission. Under the shelf registration statement, Harvest can offer and sell up to $300.0 million of various types of securities, including unsecured debt securities, common stock, preferred stock, warrants and units. Additionally, the shelf registration statement allows selling stockholders to resell up to an aggregate of 686,761 common shares upon the exercise of currently outstanding warrants.

On September 4, 2014, Harvest entered into a Distribution Agreement with a sales agent (the “Agent”) to sell shares of the Company’s common stock (the “ATM Shares”), for up to $75.0 million aggregate gross sale proceeds, from time to time in “at-the-market” offerings (the “ATM offering”). During the year ended December 31, 2014 we issued 653,832 shares under the ATM offering at a weighted average sale price of $3.10 per share resulting in proceeds to us of approximately $2.0 million, net of fees paid to the Agent and other costs associated with the Distribution Agreement. Under the terms of the ATM offering, sales were made primarily in transactions deemed to be “at-the-market” offerings, including sales made directly on the New York Stock Exchange (NYSE) at market prices or as otherwise agreed by the Company and the Agent. On March 10, 2015 Harvest received notice from the Agent terminating, effective immediately, the Distribution Agreement.

On February 13, 2015, the Company received notification from the NYSE that the Company had fallen below the NYSE’s continued listing standards, which require a minimum average closing price of $1.00 per share over 30 consecutive trading days. Under the NYSE’s rules, Harvest has a period of six months from the date of the NYSE notice to bring its share price and 30 trading-day average share price back above $1.00. During this period, Harvest’s common stock will continue to be traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements. As required by the NYSE, in order to maintain its listing, Harvest has notified the NYSE that it intends to cure the price deficiency.

Harvest’s financial statements have been prepared under the assumption that we will continue as a going concern, which contemplates that it will continue in operation for the foreseeable future and will be able to realize assets and settle liabilities and commitments in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that could result should the Company be unable to continue as a going concern.

Reserves Disclosure

The proved, probable and possible reserves included herein were prepared by Ryder Scott and conform to the definitions as set forth in the SEC’s Regulations Part 210.4-10(a). The hydrocarbon prices used are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the reserve report, determined as the unweighted arithmetic averages of the prices in effect on the first day of the month for each month within such period, unless prices were defined by contractual arrangements. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” Probable reserves are “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” Possible reserves are “those additional reserves which are less certain to be recovered than probable reserves” and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low.

The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of oil and gas from different reserves categories. Furthermore, the reserves and income quantities attributable to the different reserve categories that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable.

Reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved, probable and possible reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved, probable and possible reserves included herein are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Conference Call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Monday, March 30, 2015, during which management will discuss Harvest’s 2014 fourth quarter and year end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-457-2661 or 888-430-8694, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 1062670. A recording of the conference call will also be available for replay at 719-457-0820 or 888-203-1112, passcode 1062670, through April 3, 2015.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, access the website 15 minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon, and a business development office in Singapore. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include expected developments in Venezuela, our ability to meet our near-term liquidity requirements, possible restructuring or reorganization, estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2014 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,585	$120,897
Restricted cash	25	148
Accounts receivable, net	339	1,962
Deferred income taxes	53	81
Prepaid expenses and other	353	2,030

TOTAL CURRENT ASSETS	7,355	125,118
LONG-TERM RECEIVABLE – INVESTMENT AFFILIATE	—	15,097
INVESTMENT IN INVESTMENT AFFILIATE	164,700	485,401
PROPERTY AND EQUIPMENT:
Oil and gas properties (successful efforts method)	54,290	108,013
Other administrative property, net	217	378

TOTAL PROPERTY AND EQUIPMENT, NET	54,507	108,391

OTHER ASSETS	1,484	873

TOTAL ASSETS	$228,046	$734,880

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable, trade and other	$1,697	$4,398
Accrued expenses	4,617	22,659
Accrued interest	97	380
Income taxes payable	5	2,178
Current deferred tax liability	45	43,162
Current portion – long term debt	—	77,480
Notes payable to noncontrolling interest owners	13,709	6,109
Other current liabilities	128	419

TOTAL CURRENT LIABILITIES	20,298	156,785
LONG-TERM DEFERRED TAX LIABILITY	14,655	29,787
WARRANT DERIVATIVE LIABILITY	—	1,953
OTHER LONG-TERM LIABILITIES	215	558
COMMITMENTS AND CONTINGENCIES (Note 13)
EQUITY
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 a share; authorized 5,000 shares; outstanding, none	—	—
Common stock, par value $0.01 a share; Shares authorized 80,000 (2014 and 2013) Shares issued (2014 - 49,320; 2013- 48,666) Shares outstanding (2014 - 42,748; 2013 - 42,115)	493	487
Additional paid-in capital	280,757	276,083
Retained earnings (deficit)	(101,208)	92,282

Treasury stock, at cost, 6,572 shares at December 31, 2014 (December 31, 2013: 6,551 shares)	(66,316)	(66,222)

TOTAL HARVEST STOCKHOLDERS’ EQUITY	113,726	302,630
NONCONTROLLING INTERESTS	79,152	243,167

TOTAL EQUITY	192,878	545,797

TOTAL LIABILITIES AND EQUITY	$228,046	$734,880

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
EXPENSES:
Depreciation and amortization	$30	$84	$198	$341
Exploration expense	1,721	9,885	6,267	15,155
Impairment expense - unproved property costs	50,384	575	57,994	575
Impairment expense - investment affiliate	355,650	—	355,650	—
General and administrative	14,414	10,552	29,496	29,365

	422,199	21,096	449,605	45,436

LOSS FROM OPERATIONS	(422,199)	(21,096)	(449,605)	(45,436)
OTHER NON-OPERATING INCOME (EXPENSE):
Investment earnings and other	(2)	—	3	280
Loss on sale of interest in Harvest Holding	(158)	(22,994)	(1,574)	(22,994)
Gain on oil and gas properties	—	—	2,865	—
Gain on warrant derivative	1,953	6,291	1,953	3,517
Interest expense	76	(1,078)	(11)	(4,495)
Loss on extinguishment of long-term debt	—	—	(4,749)	—
Foreign currency transaction losses	(294)	(598)	(219)	(820)
Other non-operating expenses	159	(1,198)	(61)	(1,849)

	1,734	(19,577)	(1,793)	(26,361)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(420,465)	(40,673)	(451,398)	(71,797)
INCOME TAX EXPENSE (BENEFIT)	(59,609)	75,228	(58,290)	73,087

LOSS FROM CONTINUING OPERATIONS BEFORE EARNINGS FROM EQUITY AFFILIATE	(360,856)	(115,901)	(393,108)	(144,884)
EARNINGS (LOSSES) FROM EQUITY AFFILIATE	—	(10,242)	34,949	72,578

LOSS FROM CONTINUING OPERATIONS	(360,856)	(126,143)	(358,159)	(72,306)
DISCONTINUED OPERATIONS	(51)	(1,073)	(554)	(5,150)

NET LOSS	(360,907)	(127,216)	(358,713)	(77,456)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(181,216)	(4,536)	(165,223)	11,640

NET LOSS ATTRIBUTABLE TO HARVEST [COMPREHENSIVE LOSS]	$(179,691)	$(122,680)	$(193,490)	$(89,096)

BASIC LOSS PER SHARE:
Loss from continuing operations	$(4.23)	$(2.99)	$(4.59)	$(2.12)
Discontinued operations	—	(0.03)	(0.01)	(0.13)

Basic loss per share	$(4.23)	$(3.02)	$(4.60)	$(2.25)

DILUTED LOSS PER SHARE:
Loss from continuing operations	$(4.23)	$(2.99)	$(4.59)	$(2.12)
Discontinued operations	—	(0.03)	(0.01)	(0.13)

Diluted loss per share	$(4.23)	$(3.02)	$(4.60)	$(2.25)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	42,492	40,713	42,039	39,579
Diluted	42,492	40,713	42,039	39,579

HARVEST NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(358,713)	$(77,456)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	198	354
Impairment expense - unproved property costs	57,994	3,770
Impairment expense - investment affiliate	355,650	—
Amortization of debt financing costs	28	1,489
Amortization of discount on debt	—	2,641
Loss on sale of interest in Harvest Holding	1,574	22,994
Gain on sale of oil and gas properties	(2,865)	—
Foreign currency transaction loss	1,239	436
Allowance for account and note receivable	13,753	—
Loss on extinguishment of long-term debt	4,749	—
Earnings from investment affiliate	(34,949)	(72,578)
Share-based compensation-related charges	2,652	3,046
Gain on derivatives	(1,953)	(3,517)
Changes in operating assets and liabilities:
Accounts and notes receivable	1,623	993
Prepaid expenses and other	339	710
Other assets	(328)	3,971
Accounts payable	(2,701)	428
Accrued expenses	(16,112)	3,790
Accrued interest	(360)	(244)
Income taxes payable	(2,173)	2,076
Deferred tax asset and liabilities	(58,221)	73,689
Other current liabilities	(291)	(3,119)
Other long-term liabilities	(343)	(550)

NET CASH USED IN OPERATING ACTIVITIES	(39,210)	(37,077)

CASH FLOWS FROM INVESTING ACTIVITIES:
Transaction costs from sale of interest in Harvest Holding	(3,742)	—
Proceeds from sale of oil and gas properties, net	2,865	—
Additions of property and equipment	(4,382)	(43,906)
Proceeds from sale of interest in investment affiliate, net	—	124,045
Payment from (advances to) investment affiliate, net	105	(531)
Decrease in restricted cash	123	852

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(5,031)	80,460

CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment	(79,750)	—
Debt extinguishment costs	(760)	—
Proceeds from issuance of note payable to noncontrolling interest owner	7,600	—
Proceeds from issuance of long-term debt	—	—
Contributions from noncontrolling interest owners	1,208	—
Net proceeds from issuances of common stock	2,036	9,420
Treasury stock purchases	(94)	(77)
Payments on note payable to noncontrolling interest owner	—	(4,260)
Financing costs	(311)	(196)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(70,071)	4,887

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(114,312)	48,270
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	120,897	72,627

CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,585	$120,897

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and price amounts)

(unaudited)

	Three Months Ended December 31,
	2014		2013
		$/BOE - net		$/BOE - net
Barrels of oil sold	3,741		3,861
MCF of gas sold	1,002		620
Total BOE	3,908		3,964
Total BOE - Net of 33% Royalty	2,605		2,643
Average price/barrel (1)	$88.33		$87.02
Average price/mcf	$1.54		$1.54
REVENUES:
Oil sales	$330,442		$335,989
Gas sales	1,542		954
Royalty	(98,209)		(111,942)

	233,775	$89.74	225,001	$85.13
EXPENSES:
Operating expenses	155,703	59.77	61,066	23.10
Workovers	9,153	3.51	10,239	3.87
Depletion, depreciation and amortization	36,555	14.03	22,773	8.62
General and administrative	19,410	7.45	10,454	3.96
Windfall profits tax	5,005	1.92	48,728	18.44
Windfall profits tax credit	—	—	—	—

	225,826	86.68	153,260	57.99

INCOME FROM OPERATIONS	7,949	3.06	71,741	27.14

Loss on exchange rate	(135)	(0.05)	(23,438)	(8.87)
Investment earnings and other	6,830	2.62	5	—
Interest expense	19,953	7.66	(12,565)	(4.75)

Income before income tax	34,597	13.29	35,743	13.52
Current income tax expense	55,671	21.37	63,160	23.90
Deferred income tax expense (benefit)	(1,636)	(0.63)	65,901	24.93

NET LOSS UNDER IFRS	(19,438)	(7.45)	(93,318)	(35.31)
Adjustments to increase (decrease) net loss under IFRS:
Deferred income tax expense	29,722		74,240
Depletion expense	2,535		(5,099)
Adjustment to lease operating costs to conform with GAAP	13,888		—
Adjust VAT credit reversal	(51,393)		—
Sports law over accrual	141		1,309

Net loss under U.S. GAAP	(24,545)		(22,868)
Equity interest in equity affiliate	40%		40%

Loss before amortization of excess basis in equity affiliate	(9,818)		(9,147)
Amortization of excess basis in equity affiliate	(1,077)		(1,095)
Earnings from equity affiliate excluded from results of operations	10,895		—

Loss from equity affiliate included in loss	$—		$(10,242)

Non-GAAP Financial Measures:

(1)	The average price/barrel for the three months and year end include an $98.7 million ($38.3 million for nine months ended September 30, 2014 and $60.4 million for October 2011 through December 2013) adjustment for the approved El Salto contract. Adjusted the El Salto revenue contract, the average per/barrel for the three months ended December 31, 2014 is $61.96.

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and price amounts)

(unaudited)

	Year Ended December 31,
	2014		2013
		$/BOE - net		$/BOE - net
Barrels of oil sold	15,561		14,538
MCF of gas sold	2,981		2,593
Total BOE	16,058		14,970
Total BOE - Net of 33% Royalty	10,706		9,981
Average price/barrel (1)	$86.33		$91.22
Average price/mcf	$1.54		$1.54
REVENUES:
Oil sales	$1,343,452		$1,326,093
Gas sales	4,590		4,000
Royalty	(437,281)		(440,963)

	910,761	$85.07	889,130	$89.08
EXPENSES:
Operating expenses	303,409	28.34	141,627	14.19
Workovers	28,239	2.64	29,168	2.92
Depletion, depreciation and amortization	129,409	12.09	87,203	8.74
General and administrative	45,623	4.26	37,778	3.78
Windfall profits tax	140,816	13.15	234,453	23.49
Windfall profits tax credit	55,168	5.15	(55,168)	(5.53)

	702,664	65.63	475,061	47.59

INCOME FROM OPERATIONS	208,097	19.44	414,069	41.49

Gain (loss) on exchange rate	(260)	(0.02)	169,582	16.99
Investment earnings and other	7,752	0.72	1,414	0.14
Interest expense	137	0.01	(21,728)	(2.18)

Income before income tax	215,726	20.15	563,337	56.44
Current income tax expense	103,619	9.68	325,217	32.59
Deferred income tax benefit	(32,617)	(3.05)	(17,662)	(1.77)

NET INCOME UNDER IFRS	144,724	13.52	255,782	25.62
Adjustments to increase (decrease) net income under IFRS:
Deferred income tax expense	(2,841)		9,080
Depletion expense	(12,437)		(20,353)
Adjustment to lease operating costs to conform with GAAP	13,888		—
Reversal of windfall profits tax credit	55,168		(55,168)
Adjust fair value of value added tax credits	(51,393)		—
Sports law over accrual	1,322		1,313

Net income under U.S. GAAP	148,431		190,654
Interest in equity affiliate	40%		40%

Income before amortization of excess basis in investment affiliate	59,372		76,262

Amortization of excess basis in investment affiliate	(4,428)		(3,684)
Earnings from investment affiliate excluded from results of operations	(19,995)		—

Earnings from investment affiliate included in income	$34,949		$72,578

(1)	The average price/barrel for the three months and year end include an $98.7 million ($38.3 million for nine months ended September 30, 2014 and $60.4 million for October 2011 through December 2013) adjustment for the approved El Salto contract. Adjusted for the El Salto revenue contract, the average per/barrel for the twelve months ended December 31, 2014 is $82.45.